NEWS RELEASE CONTACTS Jennifer Hendricks Sullivan (Media Relations) December 19, 2023 jennifer.hendricks.sullivan@53.com | 614-744-7693 Matt Curoe (Investor Relations) Matt.Curoe@53.com | 513-534-5100 Fifth Third Announces Leadership Changes CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced the following executive leadership changes that will take effect January 2, 2024. The Board of Directors voted to appoint Tim Spence chairman of the board. Spence succeeds Nick Akins, who has been elected lead independent director. Spence’s responsibilities will include chairman, chief executive officer and president, Fifth Third Bancorp. “The appointment recognizes Tim’s leadership and the Board’s confidence in his ability to guide our organization,” Akins said. “He has a thoughtful vision for the future of our company.” Jamie Leonard, currently chief financial officer, will become chief operating officer (COO) with oversight of the Bank’s largest customer-facing employee groups. His responsibilities in this new role include overseeing retail banking, consumer lending, operations, business controls, strategy and marketing. Leonard’s breadth of experience during his nearly 25 years at Fifth Third include serving as chief financial officer, chief risk officer and in various finance leadership roles. Bryan Preston, currently Fifth Third’s treasurer, will replace Leonard as chief financial officer. Preston has extensive experience in finance leadership in treasury, accounting and financial planning throughout his nearly two decades at Fifth Third. Brennen Willingham, currently managing director of capital, liquidity and corporate development, will succeed Preston as treasurer. Since joining Fifth Third in 2007, Willingham has held various positions within the Treasury group, including leading the Bancorp’s capital and liquidity management functions and corporate development. “These changes are designed to best position Fifth Third for the future,” said Spence. “I’m thrilled to elevate Jamie to the newly created position of chief operating officer. His leadership, combined with a streamlined reporting structure, gives us the opportunity to continue delivering on our priorities of stability, profitability and growth. I’m also excited to elevate Bryan and Brennen. Their appointments demonstrate the deep bench of talent across our organization.” About Fifth Third Fifth Third is a bank that’s as long on innovation as it is on history. Since 1858, we’ve been helping individuals, families, businesses and communities grow through smart financial services that improve lives. Our list of firsts is extensive, and it’s one that continues to expand as we explore the intersection of tech-driven innovation, dedicated people and focused community impact. Fifth Third is one of the few U.S.-based banks to have been named among Ethisphere’s World’s Most Ethical Companies® for several years. With a commitment to taking care of our customers, employees, communities and shareholders, our goal is not only to be the nation’s highest performing regional bank, but to be the bank people most value and trust.

NEWS RELEASE Fifth Third Bank, National Association is a federally chartered institution. Fifth Third Bancorp is the indirect parent company of Fifth Third Bank, and its common stock is traded on the NASDAQ® Global Select Market under the symbol "FITB." Investor information and press releases can be viewed at www.53.com. Deposit and credit products provided by Fifth Third Bank, National Association. Member FDIC. ###